ASSET PURCHASE AGREEMENT

DATED MAY 1, 2006

AMONG

HGDS ACQUISITION LLC

AND

HUB GROUP DISTRIBUTION SERVICES, LLC

AND

HUB GROUP, INC.

TABLE OF CONTENTS

§1.	Definitions		1
§2.	Basic Transaction		8
	(a)	Purchase and Sale of Assets	8
	(b)	Assumption of Liabilities	8
	(c)	Purchase Price	8
	(d)	Prorations	9
	(e)	Closing	9
	(f)	Deliveries at Closing	9
	(g)	[Intentionally Omitted.]	9
	(h)	Procedures for Acquired Assets not Transferable	9
	(i)	Post-Closing Adjustment to Purchase Price	10
§3.	Target’s and HUB’s Representations and Warranties		11
	(a)	Organization of Target	11
	(b)	Authorization of Transaction	11
	(c)	Noncontravention	11
	(d)	Brokers’ Fees	12
	(e)	Title to Acquired Assets	12
	(f)	Subsidiaries	12
	(g)	Financial Statements	12
	(h)	Events Subsequent to Most Recent Fiscal Year End	12
	(i)	[Intentionally Omitted.]	13
	(j)	Legal Compliance	13
	(k)	Tax Matters	13
	(l)	Real Property	13
	(m)	Intellectual Property	15
	(n)	Tangible Assets	16
	(o)	Depot Network Provider	16
	(p)	Contracts	16
	(q)	Notes and Accounts Receivable	17
	(r)	Powers of Attorney	17
	(s)	[Intentionally Omitted.]	17
	(t)	Litigation	18
	(u)	Employees	18
	(v)	Employee Benefits	18
	(w)	Guaranties	18
	(x)	Environmental, Health, and Safety Matters	18
	(y)	Business Continuity	19
§4.	Buyer’s Representations and Warranties		19
	(a)	Organization of Buyer	19
	(b)	Authorization of Transaction	19

i

	(c)	Noncontravention	20
	(d)	Brokers’ Fees	20
§5.	Employee and Employee Benefit Matters		20
	(a)	Employment of Target Employees by Buyer
	(b)	Salaries and Benefits	21
	(c)	General Employee Provisions	21
	(d)	Rollovers	21
§6.	Post-Closing Covenants		22
	(a)	General	22
	(b)	Litigation Support	22
	(c)	Transition	22
	(d)	Confidentiality	22
	(e)	Covenant Not to Compete	23
	(f)	Use of Name	23
	(g)	Collection of Accounts Receivable	23
	(h)	Allocation	24
§7.	Conditions to Obligation to Close		24
	(a)	Conditions to Buyer’s Obligation	24
	(b)	Conditions to Target’s Obligation	26
§8.	Remedies for Breaches of This Agreement		26
	(a)	Survival of Representations and Warranties	26
	(b)	Indemnification Provisions for Buyer’s Benefit	27
	(c)	Indemnification Provisions for Target’s Benefit	27
	(d)	Matters Involving Third Parties	28
	(e)	Determination of Adverse Consequences	29
	(f)	Exclusive Remedy	29
§9.	[Intentionally Omitted.]		29
§10.	Miscellaneous		29
	(a)	Press Releases and Public Announcements	29
	(b)	No Third-Party Beneficiaries	29
	(c)	Entire Agreement	29
	(d)	Succession and Assignment	29
	(e)	Counterparts	30
	(f)	Headings	30
	(g)	Notices	30
	(h)	Governing Law	30
	(i)	Amendments and Waivers	30
	(j)	Severability	31
	(k)	Expenses	31
	(l)	Construction	31

ii

(m)	Incorporation of Exhibit and Schedules	31
(n)	Specific Performance	31
(o)	Submission to Jurisdiction	32
(p)	Tax Matters	32
(q)	[Intentionally Omitted.]	32
(r)	Bulk Transfer Laws	32
(s)	Limitation on Warranties	33

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of May 1, 2006, by and among HGDS ACQUISITION LLC, a Delaware limited liability company (“Buyer”); Hub Group Distribution Services, LLC, an Illinois limited liability company (“Target”); and Hub Group, Inc., a Delaware corporation (“HUB”). Buyer, Target, and HUB are referred to collectively herein as the “Parties.”

Whereas, Target is an indirect wholly-owned subsidiary of HUB.

Whereas, William J. McKenna has served as the President of Target since November 2004 and is a principal investor of Buyer and Kevin Kotche has served as the Chief Financial Officer of Target since April 2004 and will continue in such capacity with Buyer after the consummation of the transactions contemplated herein.

Whereas, Buyer desires to purchase all of Target’s right, title and interest in and to certain of Target’s assets in return for cash and the Buyer’s assumption of certain liabilities of Target, upon the terms and subject to the conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1.	Definitions.

“Acquired Assets” means all of Target’s right, title, and interest in and to all of its assets, including all of its (a) Leased Real Property; (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies) located at the premises comprising the Leased Real Property and the laptop computers used by the Hired Employees wherever located; (c) Intellectual Property set forth in §3(m) of the Disclosure Schedule (including the printed guide of the source and object code for BUSTER Systems, the trademark and trade name “HGDS,” and the Internet website(s) and Internet domain names, registrations, and addresses currently used by Target), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) leases, subleases, and rights thereunder; (e) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder; (f) accounts, notes, and other receivables; (g) securities; (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment; (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies; (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and (k) petty cash not to exceed $500; provided, however, that the Acquired Assets shall not include any of Target’s right, title and interest in and to the Excluded Assets.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding indirect, special, punitive or consequential damages or lost profits.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Allocation Schedule” has the meaning set forth in §6(h) below.

“Assignment and Assumption Agreement” means the assignment and assumption agreement in substantially the form attached hereto as Exhibit B.

“Assumed Liabilities” means (a) all Liabilities of Target set forth on Schedule 1 attached hereto to the extent included as current liabilities in the Final Working Capital; (b) [intentionally omitted]; (c) all obligations of Target under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets that are included in Schedule 1; (d) all accrued payroll withholding Taxes of Target with respect to the Hired Employees; and (e) all Liabilities arising out of the use and operation of the Acquired Assets post-Closing; provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of Target for Taxes (with respect to Target or otherwise), except with respect to clause (d) above; (ii) any Liability of Target for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Target is transferring the Acquired Assets); (iii) any Liability of Target for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (iv) any obligation of Target to indemnify any Person (including HUB or any of its Affiliates) by reason of the fact that such Person was a director, officer, employee, or agent of Target or any of its Affiliates was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, operating agreement, agreement, or otherwise); (v) any Liability of Target for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (vi) any Liability or obligation of Target under this Agreement; (vii) any Liability resulting from the actions, suits or proceedings set forth in §3(t) of the Seller Disclosures Schedule; or (vii) any Liability not set forth on Schedule 1 or otherwise identified in clauses (a) through (e) of this definition.

“Base Purchase Price” has the meaning set forth in §2(c) below.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bill of Sale” means the bill of sale in substantially the form attached hereto as Exhibit A-1.

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Defined Contribution Plan” has the meaning set forth in §5(d).

“Calculation Statement” has the meaning set forth in §2(i).

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CERCLA” has the meaning set forth in §3(x) below.

“Closing” has the meaning set forth in §2(e) below.

“Closing Date” has the meaning set forth in §2(e) below.

“Closing Payment” has the meaning set forth in §2(c) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in §6(e) below.

“Confidential Information” means any information concerning the businesses and affairs of Target that is not already generally available to the public.

“December Financial Statements” has the meaning set forth in §3(g) below.

“Depot Network Provider” has the meaning set forth in §3(o) below.

“Disclosure Schedule” has the meaning set forth in §3 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net PP&E” means $695,883, such amount being the Net PP&E as of March 31, 2006 as set forth on Exhibit C.

“Estimated Purchase Price Adjustment” means $403,812, such amount resulting from the following calculation: (i) the amount of the Estimated Working Capital in excess of $2,800,000, minus (ii) the amount of the Estimated Net PP&E less than $1,500,000.

“Estimated Working Capital” means $4,007,930, such amount being the Working Capital as of March 31, 2006 as set forth on Exhibit C.

“Estoppel Certificates” has the meaning set forth in §7(a) below.

“Excluded Assets” means the following assets: (i) the corporate charter, corporate seal, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Target as a corporation; (ii) Target’s right, title and interest in and to all of its trademarks and trade names (except “HGDS”), including “HUB”, “Hub Group”, “Hub Group Distribution Services” or any derivatives thereof; (iii) Target’s right, title and interest in and to its Employee Benefit Plans and the assets associated with its Employee Benefit Plans; (iv) any and all prepaid expenses, accruals or claims to the extent that the liability to which such prepaid expenses, accruals or claims relates is not an Assumed Liability; (v) Target’s claims, deposits, prepayments, refunds (including the refund for the United Center skybox), causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to the actions and proceedings set forth in §3(t) of the Disclosure Schedule and other Liabilities that are not Assumed Liabilities; (vi) Target’s right, title and interest in and to any insurance policies and rights thereunder; (vii) Target’s Independent Air Carrier permit; (viii) all personnel records and other records that Target is required by law to retain in its possession; (ix) all claims for refunds of Taxes and other governmental charges of whatever nature; (x) any and all accounts, notes and other receivables of Target from HUB or any of its Affiliates; (xi) Cash (other than petty cash not to exceed $500); (xii) any rights of Target under this Agreement or its Related Agreements; and (xiii) any and all agreements, contracts, instruments and other similar arrangements of Target relating to the business of pharmaceutical delivery services and any and all rights thereunder.

“Final Calculation Statement” has the meaning set forth in §2(i).

“Final Net PP&E” has the meaning set forth in §2(i)(i) below.

“Final Working Capital” has the meaning set forth in §2(i)(i) below.

“Financial Statements” has the meaning set forth in §3(g) below.

“GAAP” means United States generally accepted accounting principles as in effect on the Closing Date.

“Hired Employee” has the meaning set forth in §5(a).

“HUB” has the meaning set forth in the preface above.

“Hub City” has the meaning set forth in §3(b) below.

“Improvements” has the meaning set forth in §3(l) below.

“Indemnified Party” has the meaning set forth in §8(d) below.

“Indemnifying Party” has the meaning set forth in §8(d) below.

“Independent Auditors” has the meaning set forth in §2(i)(i) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, domain-name registrations, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge without independent investigation; provided, that a Person shall be deemed to have actual knowledge of any matter with respect to which such Person has received written notice within the one year period prior to the date of this Agreement.

“Lease Consents” has the meaning set forth in §7(a) below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“March Financial Statements” has the meaning set forth in §3(g).

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, the Acquired Assets, condition (financial or otherwise), operating results or operations of Target, taken as a whole, or the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; (7) the project-based nature of Target’s business, or (8) the items set forth in §1 of the Disclosure Schedule.

“Most Recent Balance Sheet” means the balance sheet contained within the March Financial Statements.

“Most Recent Fiscal Month End” has the meaning set forth in §3(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §3(g) below.

“Negotiating Representatives” has the meaning set forth in §2(i)(i) below.

“Net PP&E” means Target’s net book value of property, plant and equipment as of the Closing. An illustrative calculation of Net PP&E as of March 31, 2006 is included in Exhibit C attached hereto.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outstanding Lease” has the meaning set forth in §2(h).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer wiring, and cable installations; utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in §2(c) below.

“Real Property” means Owned Real Property or Leased Real Property.

“Real Property Laws” has the meaning set forth in §3(l) below.

“Real Property Permits” has the meaning set forth in §3(l) below.

“Related Agreements” means any contract that is or is to be entered into at the Closing or otherwise pursuant to this Agreement. The Related Agreements executed by a specified Person shall be referred to as “its Related Agreements” or another similar expression.

“Responsible Person” means (i) Thomas M. White, the Chief Financial Officer of HUB; and (ii) David C. Zeilstra, the General Counsel of HUB.

“Restricted Asset” has the meaning set forth in §2(h) below.

“Retained Liabilities” means all Liabilities of Target, other than Assumed Liabilities.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target” has the meaning set forth in the preface above.

“Target’s Defined Contribution Plan” has the meaning set forth in §5(d).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in §8(d) below.

“Transferred Accounts Receivable” has the meaning set forth in §6(g) below.

“Working Capital” means Target’s current assets minus current liabilities as of the Closing. No Excluded Assets or Retained Liabilities shall be included in the calculation of Working Capital. An illustrative calculation of Working Capital as of March 31, 2006 is included in Exhibit C attached hereto.

§2.	Basic Transaction.

(a)          Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Target, and Target agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.

(b)          Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Target not included within the definition of Assumed Liabilities.

(c)          Purchase Price. In consideration for the sale of the Acquired Assets by Target, Buyer shall (i) assume the Assumed Liabilities and (ii) pay a purchase price in the amount of ELEVEN MILLION THREE HUNDRED THOUSAND DOLLARS ($11,300,000) (the “Base Purchase Price”), as adjusted in accordance with §2(i) (the “Purchase Price”). On the Closing Date, Buyer shall pay to Target by wire transfer or delivery of other immediately available funds to such account or accounts as Target shall specify to Buyer in writing prior to the Closing Date an amount equal to the Base Purchase Price plus the Estimated Purchase Price Adjustment (the “Closing Payment”). Any adjustment to the Purchase Price shall be calculated and paid in accordance with §2(i).

(d)	[Intentionally Omitted].

(e)          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP in Chicago, Illinois, commencing at 9:00 a.m. local time on the later of May 1, 2006 or the third business day after the conditions to closing set forth in §7 have been satisfied (the “Closing Date”). The Closing shall be deemed effective as of the opening of business (Chicago time) on the Closing Date.

(f)           Deliveries at Closing. At the Closing, (i) Target and HUB will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below; (ii) Target and HUB will execute, acknowledge (if appropriate), and deliver to Buyer assignments (including Intellectual Property transfer documents) in the forms attached hereto as Exhibits A-1 through A-2 and B; (iii) Buyer will deliver to Target the various certificates, instruments, and documents referred to in §7(b) below; (iv) Buyer will deliver to Target the Closing Payment in accordance with §2(c) above.

(g)	[Intentionally Omitted.]

(h)          Procedures for Acquired Assets not Transferable. If any of the contracts or any other property or rights included in the Acquired Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties (each a “Restricted Asset”), and such consent cannot be obtained prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Restricted Asset and Buyer shall not assume Target’s obligations with respect thereto, notwithstanding §2(a) and §2(b), and Target shall use its commercially reasonable efforts to either obtain such consent as soon as possible after the Closing Date, or otherwise obtain for Buyer the benefits of use of such Restricted Asset, for its term, if any, and any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Target against a third party thereunder, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. In the case of any Restricted Asset that is a contract, Buyer shall provide all goods and services and bear all costs necessary to complete such contract at no cost to Target, and Target shall hold for Buyer’s account and promptly remit to Buyer all amounts received with respect to such contracts. In the case of any Restricted Asset that is a lease for Leased Real Property (each, an “Outstanding Lease”), Buyer shall, notwithstanding the failure or inability to obtain such consent, pay all rent and other amounts due under the Outstanding Lease and shall otherwise comply with all of the terms and conditions of the Outstanding Lease. Once the necessary consent for the sale, assignment, assumption, transfer, conveyance, and delivery of a Restricted Asset is obtained, Target shall promptly assign, transfer, convey, and deliver such Restricted Asset to Buyer, and Buyer shall assume the obligations under such Restricted Asset assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute, and deliver in good faith at the time of such transfer).

(i)	Post-Closing Adjustment to Purchase Price.

(i)           As soon as practicable, but in any event within fifteen (15) days after the Closing Date, Target and Buyer shall jointly prepare and deliver a purchase price adjustment calculation (the “Calculation Statement”). The Calculation Statement shall set forth the Working Capital and the Net PP&E as of the Closing and any required Purchase Price adjustment. Set forth as Exhibit C hereto is an illustrative Calculation Statement as of March 31, 2006. The Working Capital and the Net PP&E shall be calculated in accordance with GAAP (as consistently applied by Target) and Target’s past practices and methodology. Target and Buyer shall cooperate in all reasonable respects with respect to the preparation of the Calculation Statement and shall use reasonable efforts to resolve any dispute that may arise regarding the Calculation Statement and any adjustments or proposed adjustments thereto. In the event that, by the fifteenth day (15th) after the Closing Date, Target and Buyer are unable to resolve any dispute with respect to the preparation of the Calculation Statement and/or any adjustments or proposed amendments thereto, the dispute, upon written request of either Target or Buyer, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer (the “Negotiating Representatives”). The Negotiating Representatives shall promptly meet in good faith to resolve the dispute. If the Negotiating Representatives do not agree upon a complete resolution of the dispute within (30) days after reference of the matter to them, then Target and Buyer agree that a mutually acceptable nationally recognized independent accounting firm or other mutually acceptable nationally recognized financial services provider (“Independent Auditors”) shall make the final determination with respect to the Calculation Statement and any proposed adjustments or amendments thereto in light of the terms and provisions of this Agreement. Buyer and Target shall use their commercially reasonable efforts to select the Independent Auditors within ten (10) days of the expiration of such thirty (30) day period and to cause the Independent Auditors to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after submission of the dispute to the Independent Auditors. The decision of the Independent Auditors shall be final and binding on Target and Buyer. Target and Buyer shall each pay one-half of the Independent Auditors' fees and expenses in connection with this §2(i)(i). Calculation Statement as finally determined pursuant to this §2(i)(i) shall be referred to as the “Final Calculation Statement” and Working Capital and Net PP&E in the Final Calculation Statement shall be referred to as the “Final Working Capital” and the “Final Net PP&E”.

(ii)          The Purchase Price shall be adjusted upon the basis of the Final Calculation Statement as follows: (A)(1) increased by the amount of the Final Working Capital in excess of the Estimated Working Capital or (2) decreased by the amount of the Final Working Capital less than the Estimated Working Capital, and (B)(1) increased by the amount of the Final Net PP&E in excess of the Estimated Net PP&E, or (2) decreased by the amount of the Final Net PP&E less than the Estimated Net PP&E.

(iii)        If the Final Calculation Statement indicates a net increase in the Purchase Price, Buyer shall pay the amount of such increase to Target by wire transfer of immediately available funds to an account or accounts designated by Seller. If the Final Calculation Statement indicates a net decrease in the Purchase Price, Target or HUB shall pay the amount of such decrease to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer. Any payment required to be made pursuant to this Section 2(i)(iii) shall be made within two (2) business days after the Calculation Statement has become final and binding pursuant to Section 2(i)(i).

§3.          Target’s and HUB’s Representations and Warranties. Target and HUB, jointly and severally, represent and warrant to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a)          Organization of Target. Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Target is qualified to transact business and is in good standing in each jurisdiction in which ownership of its properties or conduct of its business requires Target to be so qualified, except where the lack of such qualification would not have a Material Adverse Effect.

(b)          Authorization of Transaction. Each of Target and HUB has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and its Related Agreements and to perform its obligations hereunder and thereunder. This Agreement and such party’s Related Agreements constitute the valid and legally binding obligation of Target and HUB, enforceable against each of them in accordance with terms and conditions hereof and thereof. Hub City Terminals, Inc., a wholly owned subsidiary of HUB (“Hub City”), owns all of the outstanding membership interests of Target. The execution, delivery, and performance of this Agreement and its Related Agreements have been duly authorized by all necessary action by the shareholders (or member(s)) and board of directors (or manager(s)) of Target, Hub City, and HUB.

(c)          Noncontravention. Neither the execution and the delivery of this Agreement or its Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or operating agreement of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Lien upon any of the Acquired Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Target is not required by applicable law to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a Material Adverse Effect.

(d)          Brokers’ Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)          Title to Acquired Assets. Target has good and marketable title to all of the Acquired Assets, free and clear of any Lien or restriction on transfer, except for any authorization, consent and approval required to consummate the transactions contemplated hereby.

(f)	Subsidiaries. Target has no Subsidiaries.

(g)          Financial Statements. Attached hereto as Exhibit E are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheet and statements of income and cash flows as of, and for the fiscal year ended, December 31, 2004, (ii) unaudited balance sheet and statement of operations (the “December Financial Statements”) as of and for the fiscal year ended December 31, 2005 (the “Most Recent Fiscal Year End”); and (iii) unaudited balance sheet and statement of operations (the “March Financial Statements”) as of and for the three months ended March 31, 2006 (the “Most Recent Fiscal Month End”), for Target. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods; provided, however, that (A) the December Financial Statements and the March Financial Statements lack footnotes and other presentation items and (B) Target has not recorded any income tax expense because Target’s earnings are included in the consolidated income Tax Return of HUB and there is no tax sharing arrangement between Target and HUB.

(h)          Events Subsequent to Most Recent Fiscal Year End. From the Most Recent Fiscal Year End to the date hereof, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i)           Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)          Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

(iii)        Target has not delayed or postponed the payment of material accounts payable and other material Liabilities outside the Ordinary Course of Business;

(iv)         Target has not made any loan to, or entered into any other transaction outside the Ordinary Course of Business with, any of its directors, officers, or employees, or directors, officers, or employees of HUB or any of HUB’s Affiliates;

(v) Target has not committed in writing to any of the foregoing.
(i)	[Intentionally Omitted.]

(j)           Legal Compliance. To the Knowledge of any Responsible Person, Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof). Neither Target nor HUB has received any notice that an action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Target alleging any failure to so comply, except where the failure to comply would not have a Material Adverse Effect.

(k)	Tax Matters.

(i)           Target has filed all Tax Returns with respect to any material Taxes that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Target have been paid. To the Knowledge of any Responsible Person, no claim has been made in the past two (2) years by an authority in a jurisdiction where Target does not file Tax Returns (or where HUB does not file Tax Returns that include the activities of Target) that Target is or may be (or that the activities of Target are or may be) subject to material taxation by that jurisdiction.

(ii)          Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee and all related Forms W-2 required with respect thereto have been properly completed and timely filed.

(l)	Real Property.
(i) Target does not have any Owned Real Property.

(ii)          §3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §3(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A)         such Lease is legal, valid, binding, enforceable and in full force and effect on Target;

(B)         except for those Leases for which Lease Consents are obtained, the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)         Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of any Responsible Person, there are no disputes with respect to such Lease;

(D)         to the Knowledge of any Responsible Person, neither Target nor any other party to the Lease is in breach or default under such Lease and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification, or acceleration of rent under such Lease;

(E)         no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(F)          Target does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)         the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target or HUB;

(H)       Target has not subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(I)         Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J)         to the Knowledge of any Responsible Person, there are no Liens on the estate or interest created by such Lease.

(iii)       The Leased Real Property identified in §3(l)(ii) of the Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, Target’s business; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(iv)         All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in reasonably good condition and repair (normal wear and tear expected) and sufficient for the operation of the business of Target as currently conducted by Target. To the Knowledge of any Responsible Person, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Target as currently conducted thereon.

(v)          To the Knowledge of any Responsible Person, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein; there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use, or occupancy of the Leased Real Property or any portion thereof, or the operation of Target’s business as currently conducted thereon.

(vi)         To the Knowledge of any Responsible Person, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety, and other land-use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”). Target has not received any notice of violation of any Real Property Law and, to the Knowledge of any Responsible Person, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vii)       All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property, which are required to use or occupy the Leased Real Property or operate Target’s business as currently conducted thereon, have been issued and are in full force and effect, except as would not have a Material Adverse Effect. Section 3(l)(vii) of the Disclosure Schedule lists all material Real Property Permits held by Target with respect to each parcel of Leased Real Property. Target has made available to Buyer a true and complete copy of all Real Property Permits. Target has not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification, or cancellation of any Real Property Permit and, to the Knowledge of any Responsible Person, there is no basis for the issuance of any such notice or the taking of any such action.

(viii)      To the Knowledge of any Responsible Person, none of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m)	Intellectual Property.

(i)           Target owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property included in the Acquired Assets. Target has taken all necessary action to maintain and protect each item of Intellectual Property included in the Acquired Assets.

(ii)          To the Knowledge of any Responsible Person, Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no Responsible Person has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any Responsible Person, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target, except as set forth in Section 3(m)(ii) of the Disclosure Schedule.

(iii)         Section 3(m)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has made available to Buyer correct, complete, and original (where available) copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Target in connection with any of its businesses.

(iv)         Section 3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Target has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

(n)          Tangible Assets. The machinery, equipment, and other tangible assets that are either Acquired Assets or are leased by Target pursuant to a lease to be assumed by Buyer are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(o)          Depot Network Providers. Section 3(o) of the Disclosure Schedule lists each member of Target’s depot network of installers (each a “Depot Network Provider”) and identifies the location or locations operated by each such Depot Network Provider.

(p)          Contracts. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:

(i)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii)          any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000 per annum;

(iii)	any agreement concerning a partnership or joint venture;

(iv)         any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 per annum or under which it has imposed a Lien on any of its assets, tangible, or intangible;

(v)	any material agreement concerning confidentiality or non-competition;
(vi)	any material agreement involving HUB or any of its Affiliates;
(vii)	any collective-bargaining agreement;

(viii)      any consulting agreement providing annual compensation in excess of $100,000 per annum or providing material severance benefits;

(ix)         any agreement under which it has advanced or loaned any amount currently outstanding to any of its directors, officers, or employees outside the Ordinary Course of Business;

(x)          any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $25,000 per annum; or

(xi)         any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 per annum.

Target has made available to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §3(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding and enforceable on Target and is in full force and effect; (B) to the Knowledge of any Responsible Person, no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement, in each case, except as would not have a Material Adverse Effect; and (C) to the Knowledge of any Responsible Person, no party has repudiated any material provision of the agreement.

(q)          Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are collectible, and will be collected in accordance with their terms at their recorded amounts, subject to the aggregate accounts receivable reserves set forth in the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target.

(r)           Powers of Attorney. To the Knowledge of any Responsible Person, there are no outstanding powers of attorney executed on behalf of Target.

(s)	[Intentionally Omitted.]

(t)           Litigation. Section 3(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any Responsible Person, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(u)          Employees. Target is not a party to or bound by any collective-bargaining agreement. No Responsible Person has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target. Section 3(u) of the Disclosure Schedule lists information regarding the salary, bonus and commissions paid to employees of Target. Copies of any employment contracts with employees of Target have been made available to Buyer.

(v)          Employee Benefits. Section 3(v) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains or to which Target contributes or has any obligation to contribute with respect to its employees.

(w)         Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

(x)	Environmental, Health, and Safety Matters.

(i)           To the Knowledge of any Responsible Person, Target is in compliance with all Environmental, Health, and Safety Requirements, except for such non-compliance as would not have a Material Adverse Effect.

(ii)          Without limiting the generality of the foregoing, Target has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses, and other authorizations is set forth on §3(x)(ii) of the Disclosure Schedule.

(iii)        Target has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements the subject of which would have a Material Adverse Effect.

(iv)         Except as set forth on §3(x)(iv) of the Disclosure Schedule, to the Knowledge of any Responsible Person, none of the following exists at any property or facility leased or operated by Target: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v)          Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(vi)         To the Knowledge of any Responsible Person, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii)       This §3(x) contains the sole and exclusive representations and warranties of Target and HUB with respect to any environmental, health or safety matters, including any arising under any Environmental, Health and Safety Requirements.

(y)          Business Continuity. In the past twelve (12) months, Target has not received any written notice or, to the Knowledge of any Responsible Person, oral notice, from a material customer to the effect that Target’s computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks, in each case, to the extent included in the Acquired Assets, have performed in materially substandard manner.

§4.          Buyer’s Representations and Warranties. Buyer represents and warrants to Target that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a)          Organization of Buyer. Buyer is a limited liability company (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b)          Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and its Related Agreements and to perform its obligations hereunder and thereunder. This Agreement and its Related Agreements constitute the valid and legally binding obligation of Buyer, enforceable in accordance with the terms and conditions hereof and thereof. The execution, delivery, and performance of this Agreement and its Related Agreements have been duly authorized by Buyer.

(c)          Noncontravention. Neither the execution and the delivery of this Agreement or its Related Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement and its Related Agreements (including the assignments and assumptions referred to in §2 above).

(d)          Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Target could become liable or obligated.

§5.	Employee and Employee Benefit Matters.
(a)	Employment of Target Employees by Buyer.

(i)           Buyer is not obligated to but may hire any current or former employee of Target. Buyer will provide Target with a list of employees to whom Buyer has made an offer of employment that has been accepted to be effective as of the Closing Date (the “Hired Employees”). Subject to applicable legal requirements, Buyer will have reasonable access to the personnel records (including performance appraisals, disciplinary actions and grievances) of Target. Access will be provided by Target upon reasonable prior notice during normal business hours. Effective as of the Closing, Target will terminate the employment of all Hired Employees.

(ii)          For a period of one year after the Closing Date, neither Target nor HUB nor any of their respective Affiliates shall solicit the employment of any Hired Employee; provided, however, that the foregoing shall not prohibit employment of any person by Target, HUB or any of their respective Affiliates based upon unsolicited requests for employment by any Hired Employee, including those in response to general advertising or solicitation.

(iii)        It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract, or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable legal requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote, or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such employees.

(b)	Salaries and Benefits.

(i)           Target shall be responsible for (A) all wages and other remuneration due to its employees with respect to their services as employees of Target through the close of business on the Closing Date, as accrued as a Liability of Target in the calculation of Net Working Capital; (B) the payment of any and all vacation pay earned prior to the Closing for its employees who are not Hired Employees; (C) the payment of any termination or severance payments, if any, due Target’s employees; and (D) the provision of health plan continuation coverage to its employees (at each respective employee’s cost and expense) in accordance with the requirements of COBRA.

(ii)          Target shall be liable for any claims made or incurred by its employees and their beneficiaries prior to the Closing Date under any of its Employee Benefit Plans.

(c)	General Employee Provisions.

(i)           Target and Buyer shall give any notices required by applicable legal requirements and take whatever other actions with respect to the plans, programs, and policies described in this §5 as may be necessary to carry out the arrangements described in this §5.

(ii)          Target and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data, or other information as may be reasonably required to carry out the arrangements described in this §5.

(iii)        If any of the arrangements described in this §5 are determined by the Internal Revenue Service or other governmental body to be prohibited by law, Target and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)         Target shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Employees, except for such employees as Target certifies in writing to Buyer are exempt from such requirement.

(v)          Except as set forth on Schedule 1, Buyer shall not have any responsibility, liability, or obligation, whether to current or former employees, their beneficiaries or to any other person, with respect to any employee benefit plans, practices, programs, or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Target or HUB.

(d)          Rollovers. If Buyer shall make available to Hired Employees a tax-qualified defined contribution plan (“Buyer’s Defined Contribution Plan”), Buyer shall provide Hired Employees who receive an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code) from a tax-qualified defined contribution plan maintained by HUB or Target (“Target’s Defined Contribution Plan”), with the opportunity to make a direct rollover from

Target’s Defined Contribution Plan to Buyer’s Defined Contribution Plan, in accordance with sections 401(a)(31) and 402 of the Code and the terms and conditions of Buyer’s Defined Contribution Plan, subject to reasonable restrictions Buyer may impose. Direct rollover contributions into Buyer’s Defined Contribution Plan under this paragraph (d) may include promissory notes for loans made to Hired Employees under Target’s Defined Contribution Plan.

§6.          Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)          General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under §8 below), including furnishing to each other such records or documents in such Party’s possession as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms, the defense of any Tax claim or assessment, or other matter.

(b)          Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target (including the actions listed in §3(t) of the Disclosure Schedule), the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under §8 below).

(c)          Transition. Neither Target nor HUB will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Buyer and Target after the Closing as it maintained with Target prior to the Closing. Target and HUB will refer all customer inquiries relating to the businesses of Target to Buyer from and after the Closing.

(d)          Confidentiality. Target and HUB will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that Target is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Target or HUB will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Target or HUB is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Target or HUB as the case may be may disclose the

Confidential Information to the tribunal; provided, however, that Target shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e)          Covenant Not to Compete. For a period of three years from and after the Closing Date, neither Target nor HUB will, directly or indirectly, engage in point-of-purchase, equipment and fixture receipt or storage and installation management services (the “Competing Business”); provided, however, that, notwithstanding the foregoing, (i) HUB shall be entitled to engage in all other aspects of its business as of the Closing Date, including intermodal, brokerage, logistics, warehousing, LTL consolidation, pool distribution, multi-stop delivery, air freight and trucking and pharmaceutical sample delivery services and (ii) HUB may own an aggregate of not more than 5% of the outstanding stock of any publicly traded corporation without violating the provisions of this §6(e). If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)           Use of Name. Promptly after the Closing Date, Target, HUB and their Affiliates shall refrain from using the trade name “HGDS” to avoid confusion with Buyer and shall take all actions reasonably requested by Buyer to enable Buyer to use such trade name. Notwithstanding the foregoing and for the avoidance of doubt, Buyer shall not have any right to use, or otherwise have any interest in, any trademark or trade name of Target, HUB and their Affiliates, including “HUB”, “Hub Group”, “Hub Group Distribution Services” or any derivatives thereof, other than such trademarks and trade names as are specifically included in the Acquired Assets.

(g)          Collection of Accounts Receivable. From and after the Closing Date, Buyer will use its commercially reasonable efforts to collect the accounts receivable included in the Acquired Assets (the “Transferred Accounts Receivable”) in a timely manner in accordance with their terms. Buyer shall not write off any Transferred Accounts Receivable without first providing Target and HUB with prior notice of its intention to do so and allowing Target and HUB a reasonable opportunity to consult with Buyer regarding Buyer’s reasons for doing so. Neither Target nor HUB will have any indemnification obligation to the extent Buyer writes off or compromises any Transferred Accounts Receivable in furtherance of a business relationship with the debtor. From and after the Closing Date, Buyer and Target shall cooperate with respect to the collection of the Transferred Accounts Receivable. Any payments received by Buyer after Closing that are not designated by the debtor as allocable to a specific account receivable shall be applied by Buyer to the oldest outstanding Transferred Account Receivable owing from the party making such payment, so that all Transferred Accounts Receivable owing from any party shall be paid in full before any accounts receivable generated from sales or services after Closing by Buyer shall be deemed to have been paid. Buyer shall assign to Target any Transferred Accounts Receivable determined by Buyer to be uncollectible to the extent Target or HUB makes any indemnification payment to Buyer as a result of such Transferred Accounts Receivable.

(h)          Allocation. The Parties shall allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for tax purposes in accordance with an allocation schedule to be prepared and agreed to promptly after final resolution of any Post-Closing Adjustment to the Purchase Price (the “Allocation Schedule”), which shall be prepared in accordance with Exhibit D attached hereto or as the Parties may otherwise agree. Thereafter, the Parties shall make consistent use of the Allocation Schedule for all tax purposes and in all filings, declarations, and reports with the Internal Revenue Service. In any proceeding related to the determination of any tax, none of the Parties shall contest or represent that such allocation is not a correct allocation.

§7.	Conditions to Obligation to Close.

(a)          Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties (as so qualified) shall be true and correct in all respects at and as of the Closing Date;

(ii)          Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Target shall have performed and complied with all of such covenants (as so qualified) in all respects through the Closing;

(iii)        Target shall have procured all of the third party consents specified in §7(a)(iii) of the Disclosure Schedule;

(iv)         no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Acquired Assets or to operate the former businesses of Target (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)          Target shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i), (ii) and (iv) is satisfied in all respects;

(vi)         the relevant parties shall have executed the Bill of Sale and entered into the Assignment and Assumption Agreement in form and substance as set forth in Exhibits A-1 through A-2 attached hereto and the same shall be in full force and effect;

(vii)       all actions to be taken by Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(viii)      Target shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, if requested by Buyer’s lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer and Buyer’s lender;

(ix)         Target shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases, dated no more than 5 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);

(x)	[intentionally left blank];

(xi)         no damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Leased Real Property or the operation of Target’s business as currently conducted;

(xii)       Target shall have delivered to Buyer a copy of the articles of organization for Target certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of formation;

(xiii)      Target shall have delivered to Buyer copies of the certificate of good standing for Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of formation and of each jurisdiction in which each Target is qualified to do business; and

(xiv)      Target shall have delivered to Buyer a certificate of the secretary or an assistant secretary, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the articles of organization of Target since the date specified in clause (xii) above; (ii) the operating agreement of Target; and (iii) the resolutions of the managers of Target authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b)          Conditions to Target’s Obligation. Target’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)           the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties (as so qualified) shall be true and correct in all respects at and as of the Closing Date;

(ii)          the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants (as so qualified) in all respects through the Closing;

(iii)        no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)         Buyer shall have delivered to Target a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v)          the relevant parties shall have entered into the Assignment and Assumption Agreement in form and substance as set forth in Exhibits A-1 through A-2 attached hereto and the same shall be in full force and effect;

(vi)	Buyer shall have paid the Purchase Price in accordance with §2(c); and

(vii)       all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Target.

Target may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

§8.	Remedies for Breaches of This Agreement.
(a)	Survival of Representations and Warranties.

All of the representations and warranties of Target contained in §3(g)-(j) and §3(l)-(y) of this Agreement shall survive the Closing and continue in full force and effect until the one year anniversary of the Closing Date. All of the other representations and warranties of Buyer and

Target contained in this Agreement (including the representations and warranties of Target contained in §3(a)-(f) and §3(k) hereof) shall survive the Closing and continue in full force and effect until 30 days following the expiration of any applicable statutes of limitations (after giving effect to any extensions).

(b)	Indemnification Provisions for Buyer’s Benefit.

(i)          In the event Target or HUB breaches any of their representations, warranties, and covenants contained in this Agreement, and provided that Buyer makes a written claim for indemnification against Target or HUB pursuant to §10(g) below within the survival period (if there is an applicable survival period pursuant to §8(a) above), then Target and HUB shall jointly and severally indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach provided, however, that (A) neither Target nor HUB shall have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Target and HUB contained in §3(g)-(j) and §3(l)-(y) above until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $250,000 aggregate deductible (after which point Target and HUB will be jointly and severally obligated to indemnify Buyer from and against further such Adverse Consequences) and (B) there will be an aggregate ceiling in the amount of the Purchase Price (as finally determined pursuant to §2(i)) on the obligation of Target and HUB to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of Target and HUB contained in §3(g)-(j) and §3(l)-(y) above.

(ii)        Target and HUB shall be jointly and severally obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Target or HUB that is not an Assumed Liability (including any Liability of Target or HUB that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common-law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law).

(iii)       Notwithstanding anything in this Agreement to the contrary, neither HUB nor Target shall have any obligations under this Agreement or otherwise to indemnify Buyer from or against any Adverse Consequences arising out of, or relating to, any matter of which William J. McKenna or Kevin Kotche had Knowledge as of the Closing.

(c)	Indemnification Provisions for Target’s Benefit.

(i)           In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement and, provided that Target makes a written claim for indemnification against Buyer pursuant to §10(g) below within the survival period (if there is an applicable survival period pursuant to §8 above), then Buyer shall indemnify

Target from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii)        Buyer agrees to indemnify Target from and against the entirety of any Adverse Consequences Target may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability and the operation of the Acquired Assets from and after the Closing Date.

(d)	Matters Involving Third Parties.

(i)           If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)          Any Indemnifying Party will have the right to assume the defense of a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume such defense; (B) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, in the reasonable judgment of the Indemnified Party.

(iii)         So long as a Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably), unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iv)         In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(e)          Determination of Adverse Consequences. Indemnification payments under this §8 shall be paid by an Indemnifying Party net of any insurance proceeds, if any, payable to the Indemnified Party as a result of the same Adverse Consequences. The Indemnified Party shall exercise its reasonable best efforts to obtain such proceeds from any insurance policies it may then have. All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(f)           Exclusive Remedy. Each of Buyer, Target and HUB acknowledges and agrees that the foregoing indemnification provisions in this §8 shall be the exclusive remedy of Buyer, Target and HUB with respect to the transactions contemplated by this Agreement, except for their respective rights under §10(n).

§9.	[Intentionally Omitted.]
§10.	Miscellaneous.

(a)          Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b)          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)          Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)          Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Target or HUB:	Copy to:

3050 Highland Parkway	3050 Highland Parkway
Suite 100	Suite 100
Downers Grove, IL 60515	Downers Grove, IL 60515
Facsimile: (630) 964-6475	Facsimile: (630) 964-6475
Attention: Thomas M. White	Attention: David C. Zeilstra
If to Buyer:	Copy to:

HGDS Acquisition LLC	Bell, Boyd & Lloyd LLC
2200 Western Court	70 West Madison Street
Suite 150	Suite 3300
Lisle, Illinois 60532	Chicago, Illinois 60602
Facsimile: (630) 324-3454	Facsimile: (312) 827-8036
Attention: William J. McKenna	Attention: Merrick D. Hatcher

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

(i)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

(j)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)          Expenses. Each of Buyer, Target, and HUB will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Target when due, and Target will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l)           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. The word “including” shall mean including without limitation. Any disclosure on any Disclosure Schedule shall be deemed to be disclosed on each other schedule reasonably related thereto, whether or not an explicit cross-reference appears.

(m)         Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)          Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Target breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o)          Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any of the courts of the State of Illinois, County of DuPage, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §10(g) above. Nothing in this §10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. EACH OF BUYER, TARGET, AND HUB HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP AND THAT THE OTHER PARTY HERETO HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT. EACH PARTY HERETO WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(p)          Tax Matters. Target acknowledges that for FICA and FUTA Tax purposes, Buyer qualifies as a successor employer with respect to the Hired Employees. In connection with the foregoing, Target and Buyer agree to follow the "alternative procedures" set forth in Section 5 of Revenue Procedure 2004-53. Target and Buyer understand that Buyer shall assume Target's entire obligation to furnish a Form W-2, Wage and Tax Statement, to the Hired Employees. In addition to all records and files relating to the Hired Employees that Target shall deliver to Buyer as of the Closing Date or as otherwise required by this Agreement, Target shall timely provide Buyer with any and all other information (and in such format and media) as Buyer shall reasonably request to properly comply with the requirements in the preceding sentence, which in no event shall be more than ten business days from the date of a written request for such information.

(q)	[Intentionally Omitted.]

(r)          Bulk Transfer Laws. Buyer acknowledges that Target will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement and hereby waives compliance with the requirements of: (a) all applicable state tax laws that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business, and (b) any bulk transfer laws (such as Article 6 of the Uniform Commercial Code as enacted in any state) or similar legislation applicable to the transactions provided for in this Agreement.

(s)          Limitation on Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN SECTION 3, TARGET AND HUB DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND, EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN SECTION 3, BUYER ACKNOWLEDGES THAT BUYER WILL BE ACQUIRING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS. Buyer acknowledges that neither Target nor HUB nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information that is not included in this Agreement or the Disclosure Schedules, and neither Target nor HUB nor any other Person will have or be subject to any liability to Buyer, any Affiliate thereof or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives. Without limitation of the foregoing, to the extent that any memoranda or summaries prepared by Target, HUB or by any of their advisors or representatives regarding the Acquired Assets or the Assumed Liabilities are or have been provided to Buyer, Buyer acknowledges and agrees that no representation or warranty is made to Buyer or any Affiliate thereof or any other Person as to the completeness or accuracy of such memoranda or summaries. Neither Target nor HUB makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved.

*       ****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

HGDS ACQUISITION LLC

By:	/s/ William J. McKenna

Title:     President

HUB GROUP DISTRIBUTION SERVICES, LLC

By:	/s/ David P. Yeager

Title:    CEO

HUB GROUP, INC.

By:	/s/ David P. Yeager

Title:    Vice-Chairman & CEO